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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/25/1997
971097093 - 2620608




                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                             R.A.B. HOLDINGS, INC.




                  R.A.B. Holdings, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

                  1. The name of the corporation is R.A.B. HOLDINGS, INC.

                  2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 6, 1996.

                  3. The amendment of the Corporation's Certificate of Incorporation set forth below was approved by unanimous written consent of the board of Directors of the Corporation and by the sole stockholder of the Corporation.

                  4. The Certificate of Incorporation is hereby amended by changing the FOURTH Article thereof so that, as amended, said Article shall be read in full as follows:

                  "FOURTH: The total number of shares which the Corporation shall have authority to issue is 1,100,000 shares, consisting of 1,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, without par value. The Board of Directors may authorize the issuance from time to time of the preferred stock in one or more series and with such designations, powers, preferences and rights and the qualifications, limitations or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution."

                  5. The foregoing amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of Delaware.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by its President and Chief Executive Officer this 25th day of March 1997.



                                      By: /s/ Richard A. Bernstein
                                         -------------------------------------
                                         Richard A. Bernstein
                                         President and Chief Executive Officer